Exhibit 99.2
News Release

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Investor Relations and Public Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. REPORTS INCREASED EARNINGS
THROUGH JUNE
Austin, Texas — August 8, 2007 — Citizens, Inc. (NYSE: CIA) reported net income of $6.0 million or $0.12 per share for the six months ended June 30, 2007, compared to net income of $1.8 million, or $0.02 per share, for the same period in 2006. The increase in earnings is due primarily to higher premium income as well as lower hurricane-related casualty claims which adversely affected the Company in 2006.
Total revenues increased 8.2% in the first six months of 2007 to $81.0 million compared to the same period of 2006 when revenues were $74.9 million. Total revenues from our Life Insurance segment increased to $54.7 million compared to $48.1 million. Premium income was $66.4 million for the first half of 2007, an 11.4% increase over the same period of 2006 when premiums equaled $59.6 million. The increase was due primarily to increased new business issued in the international life market, as well as an increase in renewal premiums due to improved persistency. Net investment income increased 8.8% during the first half of 2007 to $14.1 million from $13.0 million in 2006, the increase fueled by an increase in the size of the investment portfolio. Underwriting and insurance expenses decreased 7.1% from $15.3 million in 2006 to $14.2 million in 2007 due to economies of scale achieved on our Security Plan Life operations and to non-recurring, non-operating expenses in the prior year. In 2007, Home Service casualty claims totaled $825,000, more in line with historical experience, compared to the $2.6 million in 2006, which reflected abnormally high claims as a result of hurricane Katrina. Endowment benefits increased to $6.0 million, or 21.9%, from $4.9 million. This is a popular benefit in the Pacific Rim market where the Company has experienced steady new business growth in recent years.
For the three months ended June 30, 2007, the Company earned net income of $3.5 million or $0.07 per share, compared to $748,000 or $0.01 per share for the same period in 2006. The increase in second quarter income resulted primarily from an increase in premium income, lower general expenses and lower hurricane-related casualty claims which was partially offset by an increase in policy reserves and higher income taxes.
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News Release
Total revenues increased 9.4% to $41.6 million, compared to $38.0 million in the same quarter of 2006. Premium income was $34.0 million for the quarter, compared to $30.5 million in 2006. The 11.5% increase is due primarily to new business in the international life segment. Net investment income increased 5.1% in the quarter to $7.1 million, from $6.7 million in the second quarter of 2006 due to higher invested assets. Also in 2007, we purchased $10.0 million of growth-oriented mutual funds. Claims and surrenders for the quarter were $12.9 million compared to $14.1 million for the same period in 2006. The decrease is primarily related to casualty claims from hurricane Katrina.
Assets increased to $724.5 million at June 30, 2007, compared to $711.2 million at December 31, 2006. Stockholders’ equity increased from $139.6 million at December 31, 2006 to $141.6 million at June 30, 2007, due to income earned during the period, offset by an increase in unrealized losses in the Company’s bond portfolio. The Company has no subprime mortgage or securities risk.
About Citizens, Inc.
Citizens, Inc., parent of Citizens, Inc. Financial Group of Companies, is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $6.40 on August 8, 2007.
Additional information is available about the Company on its web site: www.citizensinc.com.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2006 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

News Release
CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands except per share amounts)
OPERATING STATEMENTS

	(Unaudited)		(Unaudited)
	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Premiums	$66,441	59,647	34,024	30,520
Net investment income	14,131	12,994	7,064	6,724
Realized gains (losses), net	(132)	1,133	(119)	260
Decrease (increase) in fair value of warrants	(196)	365	231	175
Other income	785	717	433	366

Total revenues	81,029	74,856	41,633	38,045

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	27,102	28,203	12,946	14,055
Increase in future policy benefit reserves	15,324	14,509	8,389	7,403
Policyholders’ dividends	2,652	2,328	1,422	1,306

Total insurance benefits paid or provided	45,078	45,040	22,757	22,764
Commissions	17,386	17,631	8,997	8,834
Other underwriting, acquisition and insurance expenses	14,224	15,309	7,324	8,334
Capitalization of deferred policy acquisition costs	(12,906)	(13,014)	(6,782)	(6,688)
Amortization of deferred policy acquisition costs	6,480	5,674	3,329	3,052
Amortization of cost of customer relationships acquired and other intangibles	1,667	1,831	826	865

Total benefits and expenses	71,929	72,471	36,451	37,161

Income before Federal income tax	9,100	2,385	5,182	884
Federal income tax expense	3,134	616	1,655	136

Net income	$5,966	1,769	3,527	748

Net income applicable to common stock	$4,952	755	3,016	240

Basic and diluted earnings per share of common stock	$0.12	0.02	0.07	0.01

Weighted average shares outstanding - basic and diluted	41,303	41,185	41,315	41,202

BALANCE SHEETS

	(Unaudited)
	June 30	December 31,
	2007	2006
Total assets	$724,456	711,184
Total invested assets	$538,185	515,055
Stockholders’ equity	$141,628	139,611